EXHIBIT 99.1

PRESS RELEASE

NASDAQ:	CHFC
FOR RELEASE:	IMMEDIATE
DATE:	October 19, 2004

CONTACT:	David B. Ramaker President & Chief Executive Officer Chemical Financial Corporation 989/839-5269

Lori A. Gwizdala Executive Vice President & Chief Financial Officer Chemical Financial Corporation 989/839-5358

CHEMICAL FINANCIAL CORPORATION
ANNOUNCES
THIRD QUARTER OPERATING RESULTS

          Midland, Michigan - Chemical Financial Corporation's Board of Directors today announced third quarter net income of $14.3 million, or $0.59 per diluted share, down $0.2 million as compared with net income of $14.5 million, or $0.61 per diluted share, in the third quarter of 2003. This represents a decrease of 1.2% in net income for the third quarter 2004. The returns on average assets and average equity during the third quarter of 2004 were 1.48% and 12.0%, respectively, as compared to 1.60% and 12.9%, respectively, for the third quarter of 2003.

          Net income was $42.3 million, or $1.76 per diluted share in the first nine months of 2004, compared to net income of $42.2 million, or $1.78 per diluted share in the first nine months of 2003. This represents an increase of 0.3% in net income for the first nine months of 2004. Net income per share was lower than the prior year due to additional shares outstanding, primarily attributable to the exercise of employee stock options issued in connection with the acquisition of Caledonia Financial Corporation (Caledonia). The returns on average assets and average equity during the first nine months of 2004 were 1.46% and 12.0%, respectively, as compared to 1.58% and 12.8%, respectively, for the first nine months of 2003.

          The most significant item impacting the financial results in the third quarter of 2004 as compared to the third quarter of 2003 was the reduction in mortgage refinance volume. The Corporation recognized record mortgage banking revenue in the third quarter of 2003 of $2.3 million as mortgage interest rates were at their lowest level in over forty years. In comparison, mortgage banking revenue was $1.0 million in the third quarter of 2004; a reduction of $1.3 million. Mortgage banking revenue in the third quarter of 2004 included a $.4 million recovery of a previously recorded impairment charge on capitalized mortgage loan servicing rights.

          The Corporation was successful in offsetting the decline in mortgage banking revenue through an increase in net interest income. Net interest income increased $2.4 million, or 6.9%, to $37.2 million in the third quarter of 2004, as compared to the third quarter of 2003. The increase was primarily attributable to the acquisition of Caledonia on December 1, 2003. The remainder of the increase in net interest income was attributable to the net interest spread earned on the Corporation's transaction entered into during the first quarter of 2004, whereby $150 million was borrowed from the Federal Home Loan Bank and invested in mortgage-backed securities.

          The Corporation's operating expenses increased $1.8 million, or 7.9%, in the third quarter of 2004, compared to the third quarter of 2003. Approximately $1.1 million of the increase was attributable to the Caledonia acquisition. Excluding expenses attributable to the operations acquired in the Caledonia transaction, operating expenses were up $0.7 million, or 3.1%. In addition, the provision for loan losses was $0.2 million higher and investment securities gains were $0.4 million lower in the third quarter of 2004 than in the third quarter of 2003. These items were partially offset by the Corporation realizing increases in trust services revenue and service charges on deposit accounts.

          The Corporation's provision for loan losses for the quarter ended September 30, 2004 was $701 thousand as compared to net loan charge-offs of $624 thousand. As of September 30, 2004, the allowance for loan losses was $33.6 million and represented 1.29% of total loans. Nonperforming loans were $11.7 million, or .45% of total loans, at the current quarter-end. Net loan losses as a percentage of average loans (annualized) during the nine months ended September 30, 2004 were .09%, compared to .15% during the twelve months ended December 31, 2003.

          Total assets of the Corporation at September 30, 2004 were $3.87 billion, up $164 million, or 4.4% over total assets reported at December 31, 2003. The $150 million Federal Home Loan Bank borrowing in the first quarter of this year increased total assets by this amount. Total loans increased $125 million, or 5.0%, during the nine months ended September 30, 2004 to $2.61 billion. Total deposits at September 30, 2004 were $2.98 billion, up $8 million, or 0.3% over total deposits at December 31, 2003.

          Shareholders' equity at September 30, 2004 was $479 million, or $19.99 per share, and represented 12.4% of total assets and a tangible equity to asset ratio of 10.6% as of September 30, 2004.

          Chemical Financial Corporation is the fourth largest bank holding company headquartered in Michigan. The Company's three subsidiary banks operate 133 banking offices and 2 loan production offices spread over 33 counties in the lower peninsula of Michigan.

          Chemical Financial Corporation common stock trades on The Nasdaq Stock Market under the symbol CHFC and is one of the issues comprising the Nasdaq Financial 100 index.

Forward Looking Statements

This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions and bank consolidations may not be fully realized at all or within the expected time frames. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Chemical undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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Chemical Financial Corporation Announces Third Quarter Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation and Subsidiaries

(In thousands)	September 30, 2004	December 31, 2003	September 30, 2003
Assets:
Cash and demand deposits due from banks	$104,173	$131,184	$146,428
Federal funds sold	108,100	25,900	44,700
Interest-bearing deposits with unaffiliated banks	15,219	5,107	19,905

Investment securities - available for sale	743,343	728,499	767,562
Investment securities - held to maturity	156,692	193,363	236,911
Total Investment Securities	900,035	921,862	1,004,473

Commercial loans	475,977	405,929	333,822
Real estate construction loans	141,547	138,280	93,282
Real estate commercial loans	669,880	628,815	562,937
Real estate residential loans	771,201	767,199	765,539
Consumer loans	547,893	541,052	521,310
Total Loans	2,606,498	2,481,275	2,276,890
Less: Allowance for loan losses	33,629	33,179	30,414
Net Loans	2,572,869	2,448,096	2,246,476

Premises and equipment	47,646	49,616	47,044
Intangible assets	75,306	76,846	39,017
Other assets	49,602	50,277	42,983
Total Assets	$3,872,950	$3,708,888	$3,591,026

Liabilities and Shareholders' Equity:
Noninterest-bearing deposits	$546,387	$532,752	$500,463
Interest-bearing deposits	2,428,916	2,434,484	2,369,351
Total Deposits	2,975,303	2,967,236	2,869,814
FHLB borrowings	285,191	155,373	148,573
Other borrowings - short term	100,439	91,524	93,447
Interest payable and other liabilities	33,189	36,706	30,548
Total Liabilities	3,394,122	3,250,839	3,142,382

Shareholders' Equity:
Common stock, $1 par value	23,948	23,801	23,685
Surplus	333,569	328,774	324,413
Retained earnings	118,000	94,746	87,106
Accumulated other comprehensive income	3,311	10,728	13,440
Total Shareholders' Equity	478,828	458,049	448,644
Total Liabilities and Shareholders' Equity	$3,872,950	$3,708,888	$3,591,026

Chemical Financial Corporation Announces Third Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation and Subsidiaries

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2004	2003	2004	2003
Interest Income:
Interest and fees on loans	$38,347	$36,220	$113,306	$108,789
Interest on investment securities:
Taxable	8,066	8,213	25,218	28,671
Nontaxable	511	612	1,602	1,928
Total Interest on Investment Securities	8,577	8,825	26,820	30,599
Interest on federal funds sold	265	169	668	612
Interest on deposits with unaffiliated banks	129	23	292	180
Total Interest Income	47,318	45,237	141,086	140,180

Interest Expense:
Interest on deposits	7,437	8,262	22,651	28,555
Interest on FHLB borrowings	2,570	2,083	7,694	6,273
Interest on other borrowings - short term	158	128	357	435
Total Interest Expense	10,165	10,473	30,702	35,263
Net Interest Income	37,153	34,764	110,384	104,917
Provision for loan losses	701	540	2,108	2,107
Net Interest Income after
Provision for Loan Losses	36,452	34,224	108,276	102,810

Noninterest Income:
Service charges on deposit accounts	4,970	4,181	14,281	12,334
Trust services revenue	1,761	1,605	5,541	5,123
Other charges and fees for customer services	1,706	1,623	5,060	5,372
Mortgage banking revenue	960	2,308	2,820	5,716
Investment securities gains	9	417	1,259	909
Other	217	140	629	220
Total Noninterest Income	9,623	10,274	29,590	29,674

Operating Expenses:
Salaries and employee benefits	14,385	13,287	43,879	40,570
Occupancy and equipment	4,613	4,058	13,897	12,087
Other	5,501	5,356	16,803	16,252
Total Operating Expenses	24,499	22,701	74,579	68,909
Income Before Income Taxes	21,576	21,797	63,287	63,575
Federal income taxes	7,280	7,328	21,006	21,422
Net Income	$14,296	$14,469	$42,281	$42,153

Net income per share:
Basic	$0.60	$0.61	$1.77	$1.78
Diluted	0.59	0.61	1.76	1.78

Cash dividends per share	$0.265	$0.250	$0.795	$0.750

Average shares outstanding:
Basic	23,946	23,674	23,924	23,685
Diluted	24,021	23,735	24,006	23,737

Chemical Financial Corporation Announces Third Quarter Operating Results

Financial Summary (Unaudited)
Chemical Financial Corporation and Subsidiaries
(Dollars in thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Average Balances
Total assets	$ 3,843,070	$ 3,591,135	$ 3,865,987	$ 3,576,236
Total interest-earning assets	3,591,860	3,384,140	3,615,976	3,383,906
Total loans	2,596,355	2,260,656	2,557,822	2,179,041
Total deposits	2,954,315	2,870,826	2,990,828	2,863,047
Total shareholders' equity	473,617	444,421	468,768	439,961

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Key Ratios (annualized where applicable)
Net interest margin	4.16%	4.12%	4.12%	4.20%
Efficiency ratio	52.0%	50.0%	53.1%	50.7%
Return on average assets	1.48%	1.60%	1.46%	1.58%
Return on average shareholders' equity	12.0%	12.9%	12.0%	12.8%
Average shareholders' equity as a
percent of average assets	12.3%	12.4%	12.1%	12.3%
Tangible shareholders' equity as a
percent of total assets			10.6%	11.5%
Total risk-based capital ratio			17.1%	18.8%

	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003
Credit Quality Statistics
Nonaccrual loans	$ 5,787	$ 5,413	$ 5,317	$ 6,691
Loans 90 or more days past due
and still accruing	5,914	5,488	6,559	4,656
Total nonperforming loans	11,701	10,901	11,876	11,347
Repossessed assets acquired (RAA)	6,924	7,344	6,294	6,002
Total nonperforming assets	18,625	18,245	18,170	17,349
Net loan charge-offs*	624	603	431	3,352

Allowance for loan losses as a
percent of total loans	1.29%	1.30%	1.31%	1.34%
Allowance for loan losses as a
percent of nonperforming loans	288%	308%	282%	292%
Nonperforming loans as a
percent of total loans	0.45%	0.42%	0.47%	0.46%
Nonperforming assets as a
percent of total loans plus RAA	0.71%	0.70%	0.71%	0.70%
Net loan charge-offs as a
percent of average loans (annualized)*	0.10%	0.09%	0.07%	0.15%

	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003
Additional Data
Goodwill	$ 63,293	$ 63,293	$ 63,293	$ 63,293
Core deposits and other intangibles	8,572	9,138	9,613	10,289
Mortgage servicing rights (MSR),
net of MSR impairment reserve	3,441	3,252	3,235	3,264
MSR impairment reserve	-	443	693	793
Amortization of intangibles*	931	1,079	851	3,718

* Quarter only, except December 31, 2003 amount is twelve months ended.

Chemical Financial Corporation Announces Third Quarter Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation and Subsidiaries
(Dollars in thousands)

	3rd Qtr. 2004	2nd Qtr. 2004	1st Qtr. 2004	4th Qtr. 2003	3rd Qtr. 2003
Summary of Operations
Interest income	$47,318	$46,583	$47,185	$44,857	$45,237
Interest expense	10,165	10,174	10,363	10,002	10,473
Net interest income	37,153	36,409	36,822	34,855	34,764
Provision for loan losses	701	661	746	727	540
Net interest income after provision
for loan losses	36,452	35,748	36,076	34,128	34,224
Noninterest income	9,623	10,005	9,962	9,420	10,274
Noninterest expense	24,499	24,920	25,160	23,014	22,701
Income taxes	7,280	6,967	6,759	6,971	7,328
Net income	14,296	13,866	14,119	13,563	14,469

Per Common Share Data
Net income:
Basic	$0.60	$0.58	$0.59	$0.57	$0.61
Diluted	0.59	0.58	0.59	0.57	0.61
Cash dividends	0.265	0.265	0.265	0.25	0.25
Book value	19.99	19.56	19.63	19.25	18.94